Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BANZAI INTERNATIONAL, INC.
FOR NAME CHANGE

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Banzai International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Restated Certificate as follows:

Paragraph 1 of the Restated Certificate is hereby amended and read in its entirety as follows:

“The name of this corporation is Parabolic Technologies, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 18, 2020, as amended and restated by the Amended and Restated Certificate of Incorporation of this corporation filed with the Secretary of State of the State of Delaware on December 22, 2022 (the “Amended and Restated Certificate”).”

2. This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on October 19, 2026.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 16th day of October, 2026.

/s/ Joseph Davy
Joseph Davy
Chief Executive Officer